Exhibit 12(ii)

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

December 4, 2020

Sanford C. Bernstein Fund, Inc.

Bernstein Fund, Inc.

1345 Avenue of the Americas

New York, NY 10105

Re:	Reorganization of Tax-Managed International Portfolio into International Strategic Equities Portfolio

Ladies and Gentlemen:

Sanford C. Bernstein Fund, Inc., a Maryland corporation, on behalf of the Tax-Managed International Portfolio, a series thereof (the “Target Portfolio”), and Bernstein Fund, Inc., a Maryland corporation (the “Acquiring Company”), on behalf of the International Strategic Equities Portfolio, a series thereof (the “Acquiring Portfolio”), have requested our opinion as to certain federal income tax consequences of Acquiring Portfolio’s acquisition of the Target Portfolio pursuant to that certain Agreement and Plan of Reorganization, dated October 22, 2020 (the “Plan”). The Plan contemplates (i) the transfer of the assets of the Target Portfolio to the Acquiring Portfolio (“Assets”), in exchange for shares of the Acquiring Portfolio (the “Acquiring Portfolio Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Target Portfolio (the “Assumed Liabilities”), followed by the Target Portfolio’s distribution of those Acquiring Portfolio Shares pro rata to its shareholders in liquidation thereof (all the foregoing transactions being referred to herein collectively as the “Reorganization”). This opinion is being delivered pursuant to Section 7(e) of the Plan.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

NEW YORK    WASHINGTON    HOUSTON     PALO ALTO    SAN FRANCISCO    CHICAGO    PARIS     LONDON    FRANKFURT    BRUSSELS    MILAN    ROME

Sanford C. Bernstein Fund, Inc.

Bernstein Fund, Inc.

December 4, 2020

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Portfolio and the Target Portfolio set forth in the Combined Information Statement/Prospectus filed as part of the Acquiring Company’s registration statement on Form N-14 (the “Registration Statement”) and representations made in letters from the Acquiring Portfolio and the Target Portfolio addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

1. The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of the Acquiring Portfolio and the Target Portfolio will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Target Portfolio on the transfer of all of the Target Portfolio’s Assets to the Acquiring Portfolio solely in exchange for the Acquisition Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities, or upon the distribution of the Acquiring Portfolio Shares to shareholders of the Target Portfolio.

3. The tax basis in the hands of the Acquiring Portfolio of each Asset of the Target Portfolio will be the same as the tax basis of such Asset in the hands of the Target Portfolio immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Portfolio on the transfer.

4. The holding period of each Asset of the Target Portfolio in the hands of the Acquiring Portfolio, other than Assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Asset was held by the Target Portfolio (except where investment activities of the Acquiring Portfolio have the effect of reducing or eliminating the holding period with respect to an Asset).

5. No gain or loss will be recognized by the Acquiring Portfolio upon its receipt of the Assets of the Target Portfolio solely in exchange for Acquiring Portfolio Shares and the assumption of the Assumed Liabilities.

6. No gain or loss will be recognized by the shareholders of the Target Portfolio upon the exchange of their Target Portfolio shares for Acquiring Portfolio Shares as part of the Reorganization.

Sanford C. Bernstein Fund, Inc.

Bernstein Fund, Inc.

December 4, 2020

7. The aggregate tax basis of the Acquiring Portfolio Shares that each shareholder of the Target Portfolio receives in the Reorganization will be the same as the aggregate tax basis of the Target Portfolio shares exchanged therefor.

8. Each Target Portfolio shareholder’s holding period for the Acquiring Portfolio Shares received in the Reorganization will include the period for which such shareholder held the Target Portfolio shares exchanged therefor, provided that the shareholder held such Target Portfolio shares as capital assets on the date of the exchange.

Notwithstanding the foregoing, this opinion does not address the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate to any material extent or if any of such covenants or obligations are not satisfied in all material respects. We hereby consent to the filing of this opinion with the Registration Statement and to the reference to us in the Combined Information Statement/Prospectus included as part of the Registration Statement.

Sincerely yours,